                                                Filed Pursuant to Rule 424(b)(2)
                                                Registration No. 333-10045
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 18, 2002)

                                 $5,750,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES H
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                             ---------------------
THE COMPANY: American General Finance Corporation. Our principal executive office is located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

THE NOTES: We plan to offer and sell notes from time to time with various terms, including the following:

- Ranking as our senior indebtedness                     - Interest at fixed or floating rates, or no
- Stated maturities of nine months or more from date     interest at all. Floating interest rates may be
  of issue                                                 based on one or more bases, including but not
- Redemption and/or repayment provisions, if               limited to the following bases, plus or minus a
  applicable, whether mandatory or at our option or        spread and/or multiplied by a spread multiplier:
  at the option of the noteholders                           - CD rate
- Payments in U.S. dollars or one or more foreign            - CMT rate
currencies                                                   - Commercial paper rate
- Minimum denominations of $1,000 or other specified         - Eleventh district cost of funds rate
denominations for notes denominated in foreign               - Federal funds open rate
currencies                                                   - Federal funds rate
- Book-entry (through DTC) or certificated form              - LIBOR
- Interest payments on fixed rate notes on a semi-           - Prime rate
annual basis                                                 - Treasury rate
- Interest payments on floating rate notes on a
  monthly, quarterly, semiannual or annual basis

We may also issue discount notes, indexed notes, extendible maturity notes and amortizing notes. We will specify the final terms for each note issuance, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK
                                    FACTORS"
          SECTION BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                                          PUBLIC             AGENTS' DISCOUNTS          PROCEEDS, BEFORE EXPENSES, TO
                                      OFFERING PRICE          AND COMMISSIONS        AMERICAN GENERAL FINANCE CORPORATION
                                     -----------------   -------------------------   ------------------------------------
Per note...........................        100%             Not to exceed .75%               Not less than 99.25%
Total..............................  $5,750,000,000(1)   Not to exceed $43,125,000       Not less than $5,706,875,000

     (1) Or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency.

     We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable efforts on our behalf. We may also sell notes to or through other agents or directly to investors without the assistance of any agent. We do not expect that any of the notes will be listed on an exchange or the Nasdaq Stock Market.

     If we sell other debt securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement will be reduced.
                             ---------------------
BANC OF AMERICA SECURITIES LLC
       BANC ONE CAPITAL MARKETS, INC.
               BARCLAYS CAPITAL
                      BNP PARIBAS
                             DEUTSCHE BANK SECURITIES
                                    GOLDMAN, SACHS & CO.
                                        JPMORGAN
                                             MORGAN STANLEY
                                                  SALOMON SMITH BARNEY
                                                       WACHOVIA SECURITIES
                             ---------------------
          The date of this prospectus supplement is November 14, 2002.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Risk Factors................................................   S-3
Important Currency Information..............................   S-6
Description of the Notes....................................   S-6
Special Provisions Relating to Foreign Currency Notes.......  S-28
Certain United States Federal Income Tax Considerations.....  S-30
Plan of Distribution........................................  S-37

                                   PROSPECTUS

                                                              PAGE
                                                              ----
About this Prospectus.......................................     2
Where You Can Find More Information.........................     2
Incorporation of Information We File with the SEC...........     2
Special Note Regarding Forward-Looking Statements...........     3
American General Finance Corporation........................     3
Use of Proceeds.............................................     4
Selected Financial Information..............................     4
Ratio of Earnings to Fixed Charges..........................     5
Description of Debt Securities..............................     5
Plan of Distribution........................................    15
Legal Opinions..............................................    16
Experts.....................................................    16

     References in this prospectus supplement to "AGFC", "we", "us" and "our" are to American General Finance Corporation. References to the "agents" are to the agents named on the front cover of this prospectus supplement and in any pricing supplement. References to "notes" are to our Medium-Term Notes, Series H, which may be offered and sold under this prospectus supplement.

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses. We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. Since August 29, 2001, American General Finance, Inc. has been an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. Neither AIG nor any of its affiliates will be a co-obligor or guarantor of the notes.

     You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any of the agents has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of the applicable pricing supplement. Our business, financial condition and results of operations may have changed since that date.

                                  RISK FACTORS

     Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

AN INVESTMENT IN INDEXED NOTES PRESENTS SIGNIFICANT RISKS NOT ASSOCIATED WITH OTHER TYPES OF NOTES

     Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase them. If we issue indexed notes, we will describe more fully certain risks associated with those particular indexed notes in the applicable pricing supplement.

     INVESTORS IN INDEXED NOTES COULD LOSE PRINCIPAL OR INTEREST

     The principal amount of an indexed note payable at maturity and/or the amount of interest payable on an interest payment date will be determined by reference to one or more of the following, each of which is an "index":

     - currencies, including baskets of currencies;

     - commodities, including baskets of commodities;

     - securities, including baskets of securities; or

     - any other index or financial measure.

     The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of your principal and may receive no interest on the note.

     THE ISSUER OF AN INDEX SECURITY COULD TAKE ACTIONS THAT ADVERSELY AFFECT AN INDEXED NOTE

     The issuer of a security that serves as an index or part of an index for an indexed note will, unless otherwise provided in the applicable pricing supplement, have no involvement in the offer and sale of the note and no obligations to the holder of the note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security.

     AN INDEXED NOTE MAY BE LINKED TO A VOLATILE INDEX, WHICH COULD HURT YOUR INVESTMENT

     Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity of, or the interest rate on, an indexed note that is based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

     The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

     AN INDEX TO WHICH A NOTE IS LINKED COULD BE CHANGED OR BECOME UNAVAILABLE

     Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to that index.

     An index could become unavailable due to various factors, such as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in any currency, commodity, security or other financial instrument comprising or underlying the index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the unavailable index. However, it is unlikely that an alternative method of valuation will produce values identical to those which would be produced were the original index available. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

     Certain indexed notes may be linked to unusual and/or recently developed indices. These characteristics may make it difficult to anticipate the volatility of the index or other risks to which such a note is subject. In addition, trading in such indices or instruments underlying such indices may be infrequent or sporadic, which could increase the volatility of such indices and decrease the value of or return on indexed notes linked to them.

     THE TAX TREATMENT OF INDEXED NOTES MAY BE UNCLEAR

     The treatment of indexed notes for United States Federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you should consult your tax adviser regarding the Federal income tax consequences of purchasing an indexed note.

     INFORMATION ABOUT INDICES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

     If we issue an indexed note, the applicable pricing supplement may include historical information about the relevant index. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

     WE MAY HAVE CONFLICTS OF INTEREST REGARDING AN INDEXED NOTE

     We or one or more of our affiliates may have conflicts of interest with respect to some indexed notes. For example, we or one or more of our affiliates may engage in trading, including trading for hedging purposes, for our proprietary accounts or for other accounts under management, in indexed notes, in the currencies, commodities, securities or other financial instruments on which an index is based, or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed notes. We or one or more of our affiliates may also issue securities or derivative instruments that are linked to the same index as one or more indexed notes. Introducing competing products into the marketplace in this manner could adversely affect the value of an indexed note.

     To the extent that one or more of our affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed note based on such index.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

     If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. In these situations, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes being redeemed.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES

     Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. Many factors independent of our creditworthiness may affect the trading market for, and trading value of, your notes. These factors include:

     - the complexity and volatility of the index or formula applicable to your notes;

     - the method of calculating the principal, premium and interest in respect of your notes;

     - the time remaining to the maturity of your notes;

     - the outstanding amount of your notes;

     - any redemption features of your notes;

     - the amount of other securities linked to the index or formula applicable to your notes; and

     - the level, direction and volatility of market interest rates generally.

     In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know that you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

     Our credit ratings are an assessment of independent rating agencies of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

FOREIGN CURRENCY NOTES ARE SUBJECT TO EXCHANGE RATE AND EXCHANGE CONTROL RISKS

     If you invest in notes denominated and/or payable in a currency other than U.S. dollars, you will be subject to significant risks not associated with an investment in a debt security denominated and payable in U.S. dollars, including the possibility of significant changes in rates of exchange between the U.S. dollar and the applicable foreign currency and the imposition or modification of foreign exchange controls by either the United States or foreign governments. These risks generally depend on factors over which we have no control, such as economic and political events and the supply of and demand for the relevant currencies. Moreover, if payments on your foreign currency notes are determined by reference to a formula containing a multiplier or leverage factor, the effect of any change in the exchange rates between the applicable currencies will be magnified. In recent years, rates of exchange between the U.S. dollar and certain currencies have been highly volatile, and volatility may occur in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, are not necessarily indicative of fluctuations in the rate that may occur during the term of any note. Depreciation of your payment currency would result in a decrease in the U.S. dollar equivalent yield of your foreign currency notes, in the U.S. dollar equivalent value of the principal and any premium payable at maturity or any earlier redemption of your foreign currency notes and, generally, in the U.S. dollar equivalent market value of your foreign currency notes and, in certain circumstances, could result in a loss to you on a U.S. dollar basis.

     Except as set forth below, if payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavailable to us due to the imposition of governmental exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. The amounts payable on any date in such currency will be converted into U.S. dollars on the basis of the most recently available market exchange rate for such currency or as otherwise indicated in the applicable pricing supplement. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the indenture. The exchange rate agent will make all determinations referred to above at its sole discretion. All determinations will, in the absence of clear error, be binding on holders of the notes.

COURTS MAY NOT RENDER JUDGMENTS FOR MONEY DAMAGES IN ANY CURRENCY OTHER THAN U.S. DOLLARS

     The notes will be governed by and construed in accordance with the internal laws of the State of New York. Courts in the United States customarily have not rendered judgments for money damages denominated in any currency other than the U.S. dollar.

                         IMPORTANT CURRENCY INFORMATION

     You will be required to pay for your foreign currency-denominated notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth Business Day (as defined herein) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes".

                            DESCRIPTION OF THE NOTES

     Each time we offer and sell a note or notes, we will prepare a pricing supplement to this prospectus supplement and accompanying prospectus. The pricing supplement will include the specific terms of the note or notes to which it relates and may include modifications of or additions to the more general terms described in this prospectus supplement and accompanying prospectus. Throughout the following discussion of the terms of the notes, we will refer to various "specified" terms of the notes, and, unless otherwise stated, those references mean the terms specified in the applicable pricing supplement and notes. Except as otherwise specified in the pricing supplement relating to a note, the note will have the terms described below and in the accompanying prospectus under the caption "Description of Debt Securities". If the pricing supplement relating to the note specifies different terms, then the note will have the terms specified in the pricing supplement.

TERMS OF THE NOTES

     The notes will be issued as a series of debt securities under the indenture described in the accompanying prospectus. We are limited to issuing notes with a total initial public offering price or purchase price of up to $5,750,000,000 or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency. The U.S. dollar equivalent will be determined by a paying agent chosen by us, which will initially be Citibank, N.A. In order to determine the equivalent amount in connection with offerings in a foreign currency, the paying agent will use the noon buying rate in The City of New York for cable transfers in foreign currencies as certified for customs purposes by The Federal Reserve Bank of New York in effect as of the date of the pricing supplement applicable to such notes. If payments on any notes must be made in the currency of a country that adopts the Euro, then we may redenominate all of those notes into Euro by giving holders notice of the redenomination as described under "--Redenomination" below.

     All of the debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

     The indenture does not limit the aggregate principal amount of debt securities that we may issue. We have issued debt securities under the indenture in the past and we may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the $5,750,000,000 aggregate principal amount (or the equivalent amount in one or more foreign currencies, including the Euro, or any composite currency) of notes offered by this prospectus supplement. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement will be reduced if we sell other debt securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

     We will offer the notes on a continuing basis. They will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by us. Each interest-bearing note will bear interest at either a fixed or floating rate. Some notes may bear no interest or may bear interest at a rate substantially below prevailing market rates. In either situation, these notes may be issued at significant discounts from the principal amounts payable upon their Maturity. When we use the term "Maturity" with respect to any note, we mean the regularly scheduled maturity of that note or any earlier date on which the principal (or an installment of principal) becomes due and payable as a result of:

     - mandatory redemption or our exercise of an option to redeem the note;

     - the noteholder's exercise of an option for early repayment of the note;

     - acceleration of the note in accordance with the indenture; or

     - any other reason.

     We may change from time to time the interest rates, interest rate bases and other variable terms of the notes offered by this prospectus supplement, but no change will affect any note already issued or as to which we have accepted an offer to purchase. The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. At any given time, we may offer notes with different interest rates or other variable terms to different investors. We may "reopen" a previous tranche of notes and issue additional notes of that tranche.

     Unless otherwise specified in the applicable pricing supplement, the notes will be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof will be made in United States dollars. The notes may also be denominated in, and payments of principal, premium, if any, and/or interest, if any, in respect thereof may be made, in one or more foreign currencies. See "Special Provisions Relating to Foreign Currency Notes". We will issue each note in fully registered form in a denomination of $1,000 or an integral multiple thereof. The authorized denominations of notes denominated in a currency other than U.S. dollars will be described in the pricing supplement.

     The currency in which a note is denominated (or, if that currency is no longer legal tender for the payment of public and private debts in the country issuing that currency or, in the case of Euro, in the member states of the European Union that have adopted the single currency in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, the currency which is then legal tender in the related country or in the adopting member states of the European Union, as the case may be) is referred to as the "specified currency" with respect to the particular note. If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State (as defined herein), then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into Euro in accordance with the provisions more fully set forth under "--Redenomination" herein. If payments on the notes are to be made in a foreign currency, including the Euro, and the issuing country of that currency, or the European Union, as the case may be, officially redenominates such currency into, or replaces it with, a currency other than the Euro, then our obligations with respect to payments on such notes shall be deemed, immediately following such redenomination, to provide for payment of that amount of redenominated currency representing the amount of our obligations immediately prior to such redenomination (by application of the fixed conversion rate adopted for this purpose by such country, or the European Union, as the case may be). Except as set forth above, in no event shall any adjustment be made to any amount payable with respect to a note as a result of any change in the value of the specified currency of such note relative to any other currency due solely to fluctuations in exchange rates. References to "United States dollars," "U.S. dollars" or "$" are to the lawful currency of the United States of America (the "United States").

     You will be required to pay for your foreign currency-denominated notes in the specified currency. At the present time, there are limited facilities in the United States for the conversion of U.S. dollars into foreign currencies and vice versa, and commercial banks do not generally offer non-U.S. dollar checking or savings account facilities in the United States. The agent from or through which a foreign currency note is purchased may be prepared to arrange for the conversion of U.S. dollars into the specified currency in order to enable you to pay for your foreign currency note, provided that you make a request to that agent on or prior to the fifth Business Day (as defined below) preceding the date of delivery of the particular foreign currency note, or by any other day determined by that agent. Each conversion will be made by an agent on the terms and subject to the conditions, limitations and charges as that agent may from time to time establish in accordance with its regular foreign exchange practices. You will be required to bear all costs of exchange in respect of your foreign currency note. See "Special Provisions Relating to Foreign Currency Notes".

     For purposes of the notes, "Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York; provided, however, that, with respect to foreign currency notes, the day must also not be a day on which commercial banks are authorized or required by law, regulation or executive order to close in the Principal Financial Center (as defined below) of the country issuing the specified currency (or, if the specified currency is Euro, the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open); provided, further, that, with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London Business Day (as defined below).

     "London Business Day" means a day on which commercial banks are open for business (including dealings in the LIBOR Currency (as defined below)) in London.

     "LIBOR Currency" means the currency specified in the applicable pricing supplement as to which LIBOR shall be calculated or, if no currency is specified in the applicable pricing supplement, United States dollars.

     "Principal Financial Center" means, as applicable:

     - the capital city of the country issuing the specified currency; or

     - the capital city of the country to which the LIBOR Currency relates;

provided, however, that with respect to United States dollars, Australian dollars, Canadian dollars, Euro, South African rand and Swiss francs, the "Principal Financial Center" shall be The City of New York, Sydney, Toronto, London, Johannesburg and Zurich, respectively.

     We may issue notes either in book-entry form or in certificated form. Notes in book-entry form may be transferred or exchanged only through a participating member of the depositary for the notes, which will be The Depository Trust Company, also known as DTC, unless otherwise specified. See "--Book-Entry Notes" in this prospectus supplement and "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus. Notes in certificated form may be transferred or exchanged at the corporate trust office of the trustee. We will not impose a service charge for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

     We will pay the principal of, and premium and interest, if any, on, notes in book-entry form denominated in U.S. dollars to DTC or its nominee. Beneficial owners of these book-entry notes will be paid in accordance with DTC's and its participants' procedures. See "--Book-Entry Notes" in this prospectus supplement and "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus.

     In the case of notes in certificated form:

     - We will pay the principal and premium, if any, due at Maturity in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place we may designate.

     - We will pay interest due at Maturity to the same person to whom we pay the principal of the note.

     - We will pay interest due other than at Maturity at the corporate trust office of the trustee or, at our option, by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 (or the equivalent thereof in a specified currency other than U.S. dollars) or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

     Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. However, any amounts so payable by us in the specified currency will be converted into United States dollars for payment to the registered holders thereof unless otherwise specified in the applicable pricing supplement or a registered holder elects to receive these amounts in the specified currency. For more information on payment of principal, premium, if any, and interest, if any, on foreign currency notes, see "Special Provisions Relating to Foreign Currency Notes--Payment of Principal, Premium, if any, and Interest, if any".

REDEMPTION AT OUR OPTION

     The notes will not be subject to any sinking fund. We may redeem a note at our option prior to its stated maturity date only if an initial redemption date is specified for the note, in which case we may redeem the note in whole or from time to time in part on any date on or after the specified initial redemption date at the redemption price referred to below together with interest payable to the redemption date. We will notify the holder of any note to be redeemed not more than 60 nor less than 30 days before the redemption date. If we redeem a note, we will do so in increments of $1,000 (or such other authorized denomination in some other specified currency as described in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified, the redemption price will initially be a specified percentage of the principal amount to be redeemed and will decline by a specified percentage at each anniversary of the initial redemption date until the redemption price is 100% of the principal amount to be redeemed. If we redeem notes in book-entry form, we will send the notice of redemption to DTC. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participating member of DTC in the issue to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

     We will repay a note before its stated maturity date at the option of the holder of the note only if an optional repayment date is specified for the note, in which case, at the option of the holder we will repay the note in whole or in part on the specified repayment date. Any repayment in part will be in an amount equal to $1,000 or an integral multiple thereof (or such other authorized denomination in some other specified currency as described in the applicable pricing supplement), provided that any remaining principal amount will be an authorized denomination of the note. The price for any note so repaid will be 100% of the principal amount to be repaid, together with interest payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently its corporate trust office, not more than 60 nor less than 30 days before the optional repayment date, notice of the holder's exercise of the repayment option, consisting of:

     - in the case of a note in book-entry form, instructions to that effect from the beneficial owner to DTC and forwarded by DTC, or

     - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed.

Notice of a holder's exercise of the repayment option must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

     Only DTC may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct DTC to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner must cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on DTC's records, to the trustee. See "--Book-Entry Notes".

     If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

     We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

     Each interest-bearing note will bear interest from and including the date of issue at the specified annual rate or, in the case of a floating rate note, pursuant to the specified interest rate basis, bases or formula, until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

    FIXED RATE NOTES

     Each fixed rate note will bear interest from and including the date of issue at the rate stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     Interest on fixed rate notes will be payable semiannually on March 1 and September 1 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

    FLOATING RATE NOTES

     Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of:

     - the CD Rate;

     - the CMT Rate;

     - the Commercial Paper Rate;

     - the Eleventh District Cost of Funds Rate;

     - the Federal Funds Open Rate;

     - the Federal Funds Rate;

     - LIBOR;

     - the Prime Rate;

     - the Treasury Rate; or

     - any other specified interest rate basis or interest rate formula.

     Each interest rate basis will be the rate determined by the calculation agent in accordance with the applicable provisions below. The interest rate in effect on a floating rate note for the period from and including the date of issue to but excluding the first Interest Reset Date (as defined below) will be the rate specified in the applicable pricing supplement (the "Initial Interest Rate"). Thereafter, the interest rate in effect on each day will be (1) if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date, or (2) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. Interest rate changes will take effect on the Interest Reset Dates.

     INTEREST TERMS. Each applicable pricing supplement will specify certain terms of the floating rate note being delivered, including:

     - whether the floating rate note is

        - a "Regular Floating Rate Note";

        - an "Inverse Floating Rate Note"; or

        - a "Floating Rate/Fixed Rate Note" and, if so, the Fixed Rate Commencement Date (as defined below) and the Fixed Interest Rate (as defined below);

     - the interest rate basis, bases or formula;

     - the Interest Reset Dates;

     - the Initial Interest Rate;

     - the interest payment dates;

     - the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated (the "Index Maturity");

     - the Maximum Interest Rate (as defined below) and Minimum Interest Rate (as defined below), if any;

     - the number of basis points to be added to or subtracted from the related interest rate basis or bases (the "Spread");

     - the percentage by which the interest rate basis or bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier");

     - if one of the specified interest rate bases is LIBOR, the LIBOR Currency and the Designated LIBOR Page (as defined below); and

     - if one of the specified interest rate bases is the CMT Rate, the specified CMT Moneyline Telerate Page and, if CMT Moneyline Telerate Page 7052, the specified average yield period.

     The interest rate borne by the floating rate notes will be determined as follows:

     REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

     - plus or minus the applicable Spread, if any; and/or

     - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

     - plus or minus the applicable Spread, if any; and/or

     - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

     - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate; and

     - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis (the "Fixed Rate Commencement Date") will be the specified interest rate (the "Fixed Interest Rate") or, if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the Fixed Rate Commencement Date, and such interest rate will continue in effect until Maturity of the note.

     INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "Inverse Floating Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate equal to the specified fixed interest rate minus the rate determined by reference to the applicable interest rate basis, bases or formula:

     - plus or minus the applicable Spread, if any; and/or

     - multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified, the interest rate on the Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

     INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate on the applicable floating rate note will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, in the case of floating rate notes which reset:

     - daily--each Business Day;

     - weekly--the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

     - monthly--the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

     - quarterly--the third Wednesday of March, June, September and December of each year;

     - semiannually--the third Wednesday of the two specified months of each year; and

     - annually--the third Wednesday of the specified month of each year;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the interest rate will no longer reset after the Fixed Rate Commencement Date.

     If any Interest Reset Date falls on a day that is not a Business Day, it will be postponed to the next Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the Interest Reset Date will be advanced to the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable interest rate basis, if the Interest Determination Date falls on an Interest Reset Date, then the Interest Reset Date will be postponed to the next Business Day.

     MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

     - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any period (a "Maximum Interest Rate"); and

     - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

     In addition to any Maximum Interest Rate that may apply to a floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

     INTEREST PAYMENTS. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from and including the date of issue until the principal of the note is paid or made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

     - daily, weekly or monthly--the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified;

     - quarterly--the third Wednesday of March, June, September and December of each year;

     - semiannually--the third Wednesday of the two specified months of each year;

     - annually--the third Wednesday of the specified month of each year; and

     - at Maturity.

     If any interest payment date for any floating rate note, other than an interest payment date at Maturity, falls on a day that is not a Business Day, the interest payment date will be postponed to the next Business Day, except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, we will make the required payment of principal, premium, if any, and interest on the next Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

     All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 5.876545%, or .05876545, would be rounded to 5.87655%, or .0587655. All currency amounts used in or resulting from any calculation on floating rate notes will be rounded, in the case of U.S. dollars, to the nearest cent or, in the case of a foreign currency, to the nearest unit (with one-half cent or unit being rounded upward).

     Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, to but excluding the related interest payment date or Maturity.

     With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factors calculated for each day in the period for which accrued interest is being calculated.

     - In the case of notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Open Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

     - In the case of notes for which the interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

     - The interest factor for notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only the applicable interest rate basis specified in the applicable pricing supplement applied.

     INTEREST DETERMINATION DATES. The interest rate applicable to each interest period commencing on the Interest Reset Date with respect to that interest period will be determined by reference to the applicable interest rate basis as of the applicable "Interest Determination Date", which will be:

     - with respect to the Federal Funds Open Rate, the Federal Funds Rate and the Prime Rate--the Business Day preceding the related Interest Reset Date;

     - with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate--the second Business Day preceding the related Interest Reset Date;

     - with respect to the Eleventh District Cost of Funds Rate--the last working day of the month preceding the month in which the related Interest Reset Date falls on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below;

     - with respect to LIBOR--the second London Business Day preceding the related Interest Reset Date; and

     - with respect to the Treasury Rate--the day in the week in which the related Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be that Friday. If the auction is held on the following Tuesday or any other Interest Reset Date, then the Interest Reset Date that otherwise would have been on that day will be postponed to the next Business Day. If no auction is held for a particular week, the Interest Determination Date pertaining to the Interest Reset Date occurring in that week will be the first Business Day of that week.

     CALCULATION AGENT AND CALCULATION DATE. Citibank, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. The calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

     - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next Business Day; or

     - the Business Day preceding the applicable interest payment date or Maturity, as the case may be.

     CD RATE. CD Rate Notes will bear interest at rates calculated with reference to the CD Rate and the specified Spread and/or Spread Multiplier, if any. CD Rate Notes, like other notes, are not deposit obligations of a bank and are not insured by the Federal Deposit Insurance Corporation.

     "CD Rate" means:

     (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15(519) (as defined below) opposite the caption "CDs (secondary market)"; or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15 Daily Update (as defined below), or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "CDs (secondary market)"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates for Negotiable CDs (as defined below), as quoted as of

         10:00 A.M., New York City time, on the applicable Interest Determination Date by three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Negotiable CDs" means negotiable United States dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the specified Index Maturity and in an amount that is representative for a single transaction in the market at the time.

     "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

     "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

     CMT RATE. CMT Rate Notes will bear interest at rates calculated with reference to the CMT Rate and the specified Spread and/or Spread Multiplier, if any.

     "CMT Rate" means:

     (1) if CMT Moneyline Telerate Page 7051 is specified:

        (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Moneyline Telerate, or any successor service, on page 7051, or any other page as may replace page 7051 on that service ("Moneyline Telerate Page 7051"), for the applicable Interest Determination Date; or

        (b) if the rate referred to in clause 1(a) is no longer displayed on Moneyline Telerate Page 7051 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity and for the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury constant maturities"; or

        (c) if the rate referred to in clause 1(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for the period of the specified Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519); or

        (d) if the rate referred to in clause 1(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include one or more of the agents or one or more of their affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index

            Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (e) if fewer than five but more than two of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(d) and neither the highest nor the lowest of the quotations will be eliminated; or

        (f) if fewer than three of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (g) if fewer than five but more than two of the prices referred to in clause 1(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(f) and neither the highest nor the lowest of the quotations will be eliminated; or

        (h) if fewer than three of the prices referred to in clause 1(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

     (2) if CMT Moneyline Telerate Page 7052 is specified:

        (a) the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Moneyline Telerate, or any successor service, on page 7052, or any other page as may replace page 7052 on that service ("Moneyline Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (b) if the rate referred to in clause 2(a) is no longer displayed on Moneyline Telerate Page 7052 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities" for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (c) if the rate referred to in clause 2(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls; or

        (d) if the rate referred to in clause 2(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than one year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (e) if fewer than five but more than two of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(d) and neither the highest nor the lowest of the quotations will be eliminated; or

        (f) if fewer than three of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time; or

        (g) if fewer than five but more than two of the prices referred to in clause 2(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(f) and neither the highest nor the lowest of the quotations will be eliminated; or

        (h) if fewer than three of the prices referred to in clause 2(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

     If two United States Treasury securities with an original maturity greater than the specified Index Maturity have remaining terms to maturity equally close to the specified Index Maturity, the quotations for the United States Treasury security with the shorter original term to maturity will be used.

     COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at rates calculated with reference to the Commercial Paper Rate and the specified Spread and/or Spread Multiplier, if any.

     "Commercial Paper Rate" means:

     (1) the rate calculated by the calculation agent as the Money Market Yield (as defined below) on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15(519) opposite the caption "Commercial paper-- Nonfinancial"; or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Commercial paper--Nonfinancial"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates for commercial paper having the specified Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, as quoted as of approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three leading dealers of

         United States dollar commercial paper in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                             D X 360
Money Market Yield   =    -------------  X 100
                          360 - (D X M)

where "D" refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

     ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at rates calculated with reference to the Eleventh District Cost of Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Eleventh District Cost of Funds Rate" means:

     (1) the rate equal to the monthly weighted average cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Moneyline Telerate, or any successor service, on page 7058 or any other page as may replace that page on that service ("Moneyline Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date; or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 7058 as of 11:00 A.M., San Francisco time, on the related Interest Determination Date, the rate equal to the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls; or

     (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index for the calendar month preceding the month in which the applicable Interest Determination Date falls on or before the applicable Interest Determination Date, the rate in effect on the applicable Interest Determination Date.

     FEDERAL FUNDS OPEN RATE. Federal Funds Open Rate Notes will bear interest at rates calculated with reference to the Federal Funds Open Rate and the specified Spread and/or Spread Multiplier, if any.

     "Federal Funds Open Rate" means:

     (1) the opening rate on the applicable Interest Determination Date for United States dollar federal funds as displayed under the heading "Federal Funds" and opposite the caption "Open" on Moneyline Telerate, or any successor service, on page 5 or any other page as may replace that page on that service ("Moneyline Telerate Page 5"); or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 5 by 3:00 P.M., New York City time, on the related calculation date, the opening rate on the applicable Interest Determination Date for United States dollar federal funds as displayed on the FEDFOPEN Index on Bloomberg, which is the Fed Funds Opening Rate as reported by Garban Capital Markets (or a successor) on Bloomberg; or

     (3) if the rate referred to in clause (2) does not appear on FEDFOPEN Index on Bloomberg by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight U.S. dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at rates calculated with reference to the Federal Funds Rate and the specified Spread and/or Spread Multiplier, if any.

     "Federal Funds Rate" means:

     (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)", as displayed on Moneyline Telerate, or any successor service, on page 120 or any other page as may replace that page on that service ("Moneyline Telerate Page 120"); or

     (2) if the rate referred to in clause (1) does not appear on Moneyline Telerate Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Federal funds (effective)"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

     LIBOR. LIBOR Notes will bear interest at rates calculated with reference to LIBOR and the specified Spread and/or Spread Multiplier, if any.

     "LIBOR" means:

     (1) if "LIBOR Moneyline Telerate" is specified, or if neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified, LIBOR will be the rate for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, that appears on the Designated LIBOR Page (as defined below) as of 11:00 A.M., London time, on the applicable Interest Determination Date; or

     (2) if "LIBOR Reuters" is specified, LIBOR will be the rate calculated by the calculation agent as the arithmetic mean of the offered rates, or the offered rate if the Designated LIBOR Page by its terms provides only for a single rate, for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, that appear or appears, as the case may be, on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date; or

     (3) if, in the case of clause (1), no offered rate appears on the Designated LIBOR Page, or if, in the case of clause (2), fewer than two offered rates appear on the Designated LIBOR Page (and the Designated LIBOR Page, by its terms, does not provide only for a single rate), the rate calculated by the calculation agent as the arithmetic mean of at least two offered quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market (which may include one or more of the agents or one or more of their affiliates) to provide the calculation agent with its offered quotation for deposits in the LIBOR Currency having the specified Index Maturity, commencing on the related Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

     (4) if fewer than two offered quotations referred to in clause (3) are so provided, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., in the applicable Principal Financial Center, on the applicable Interest Determination Date by three major banks in that Principal Financial Center (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent for loans in the LIBOR Currency to leading European banks, having the specified Index Maturity, commencing on the related Interest Reset Date, and in a principal amount that is representative for a single transaction in the LIBOR Currency in that market at that time; or

     (5) if one or more of the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "Designated LIBOR Page" means either:

     - if "LIBOR Moneyline Telerate" is specified, or neither "LIBOR Reuters" nor "LIBOR Moneyline Telerate" is specified, the display on Moneyline Telerate, or any successor service, on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency; or

     - if "LIBOR Reuters" is specified, the display on the Reuters Monitor Money Rates Service, or any successor service, on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for the LIBOR Currency.

     PRIME RATE. Prime Rate Notes will bear interest at rates calculated with reference to the Prime Rate and the specified Spread and/or Spread Multiplier, if any.

     "Prime Rate" means:

     (1) the rate on the applicable Interest Determination Date as published in H.15(519) opposite the caption "Bank prime loan"; or

     (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Bank prime loan"; or

     (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank (which may include one or more of the agents or one or more of their affiliates) that appears on the Reuters Screen US PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date; or

     (4) if, in the case of clause (3), fewer than four rates appear on the Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks in The City of New

         York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (5) if one or more of the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

     "Reuters Screen US PRIME 1 Page" means the display on the Reuters Monitor Money Rates Service, or any successor service, on the "US PRIME 1" page or such other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

     TREASURY RATE. Treasury Rate Notes will bear interest at rates calculated with reference to the Treasury Rate and the specified Spread and/or Spread Multiplier, if any.

     "Treasury Rate" means:

     (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of Treasury Bills having the specified Index Maturity which appears under the caption "INVESTMENT RATE" on the display on Moneyline Telerate, or any successor service, on page 56 or any other page as may replace page 56 on that service ("Moneyline Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Moneyline Telerate Page 57"); or

     (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield (as defined below) of the rate from the Auction of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/Auction high"; or

     (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate from the Auction of Treasury Bills having the specified Index Maturity as announced by the United States Department of the Treasury; or

     (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury by 3:00 P.M., New York City time, on the related calculation date, or if the Auction is not held, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15(519) opposite the caption "U.S. government securities/Treasury bills/ secondary market"; or

     (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/secondary market"; or

     (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity, as quoted as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date by three primary United States government securities dealers in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent; or

     (7) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

     "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                 D X N
Bond Equivalent Yield   =    -------------  X 100
                             360 - (D X M)

where "D" refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

     Any provisions with respect to an issue of notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

DISCOUNT NOTES

     We may from time to time offer notes ("Discount Notes") that have a specified issue price that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 1/4 of 1% of par and the number of full years between the date of issue and the regularly scheduled maturity of the note. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the "Discount". In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder will be equal to the sum of:

     - the issue price (increased by any accruals of Discount) and, in the event of redemption, multiplied by a percentage of the principal amount as described above under "--Redemption at Our Option"; and

     - any unpaid interest accrued on the Discount Note to the date of the redemption, repayment or acceleration of maturity, as the case may be.

     For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between interest payment dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first interest payment date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of Discount for the above purposes may differ from the accrual of original issue discount for Federal income tax purposes. Certain Discount Notes may not be treated as having original issue discount for Federal income tax purposes, and notes other than Discount Notes may be treated as issued with original issue discount for Federal income tax purposes. See "Certain United States Federal Income Tax Considerations".

INDEXED NOTES

     We may from time to time offer notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices, yield or value of one or more specified commodities or securities, to any statistical measure of economic or financial performance, including, without limitation, any currency, consumer price or mortgage index, or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal payment at Maturity that is greater than or less than the principal amount of such Indexed Notes, depending upon the relative value on the date of Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors".

EXTENDIBLE MATURITY NOTES

     We may from time to time offer notes ("Extendible Maturity Notes") with the option to extend the maturity of the notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any Extendible Maturity Notes will be specified in the applicable pricing supplement.

AMORTIZING NOTES

     We may from time to time offer notes ("Amortizing Notes") with amounts of principal and interest payable in installments over the term of the notes. Interest on Amortizing Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

EUROPEAN MONETARY UNION

     Unless we state otherwise in a pricing supplement, to the extent legally permissible, neither the occurrence or non-occurrence of an EMU Event (as defined below), nor the entry into force of any law, regulation, directive or order that requires us to redenominate on terms different from those we describe below, will alter any term of, or discharge or excuse any performance under, the indenture or the notes, nor would it permit the trustee, the holders of the notes or us the right unilaterally to alter or terminate the indenture or the notes or give rise to any event of default or otherwise be the basis for any rescission or renegotiation of the indenture or the notes. To the extent legally permissible, the occurrence or non-occurrence of an EMU Event will be considered to occur automatically pursuant to the terms of the notes.

     An "EMU" Event means any event associated with the European Monetary Union in the European Community, including:

     - the fixing of exchange rates between the currency of a Participating Member State (as defined below) and the Euro or between the currencies of Participating Member States;

     - the introduction of the Euro as the lawful currency of a Participating Member State;

     - the withdrawal from legal tender of any currency that, before the introduction of the Euro, was the lawful currency of any of the Participating Member States;

     - the disappearance or replacement of a relevant rate option or other price source for the currency of any Participating Member State or the failure of the agreed price or rate sponsor or screen provider to publish or display the required information; or

     - any combination of the above.

REDENOMINATION

     If payments on the notes are to be made in a foreign currency and the issuing country of that currency becomes a Participating Member State, then we may, solely at our option and without the consent of holders or the need to amend the indenture or the notes, redenominate all of those notes into Euro (whether or not any other similar debt securities are so redenominated) on any interest payment date and after the date on which that country became a Participating Member State. We will give holders at least 30 days' notice of the redenomination, including a description of the way we will implement it.

     If we elect to redenominate a tranche of notes, the election to redenominate will have effect, as follows:

     - each denomination will be deemed to be redenominated in such amount of Euro as is equivalent to its denomination or the amount of interest so specified in the relevant foreign currency at the fixed conversion rate adopted by the Council of the European Union for the relevant foreign currency, rounded down to the nearest Euro 0.01;

     - after the redenomination date, all payments in respect of those notes, other than payments of interest in respect of periods commencing before the redenomination date, will be made solely in Euro as though references in those notes to the specified foreign currency were to Euro. Payments will be made in Euro by credit or transfer to a Euro-denominated account (or any other account to which Euro may be credited or transferred) specified by the payee, or at the option of the payee, by a Euro cheque;

     - if those notes are notes which bear interest at a fixed rate and interest for any period ending on or after the redenomination date is required to be calculated for a period of less than one year, it will be calculated on the basis of the applicable fraction specified in the applicable pricing supplement;

     - if those notes are notes which bear interest at a floating rate, the applicable pricing supplement will specify any relevant changes to the provisions relating to interest; and

     - such other changes shall be made to the terms of those notes as we may decide, after consultation with the trustee, and as may be specified in the notice, to conform them to conventions then applicable to debt securities denominated in Euro or to enable those notes to be consolidated with other notes, whether or not originally denominated in the relevant foreign currency or Euro. Any such other changes will not take effect until after they have been notified to the holders.

     "Participating Member State" means a member state of the European Union that adopts the Euro in accordance with the Treaty of Rome (as defined below).

     "Treaty of Rome" means the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Maastricht Treaty (as defined below), establishing the European Community, as amended from time to time.

     "Maastricht Treaty" means the Treaty on European Union which was signed in Maastricht, The Netherlands, on February 1, 1992 and which came into force on November 1, 1993.

BOOK-ENTRY NOTES

     The notes may be issued, in whole or in part, in book-entry form. Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. One fully registered global note will be issued for each issue of notes, each in the aggregate principal amount of the issue, unless the aggregate principal amount of any issue exceeds $500,000,000, in which case one global note will be issued with respect to each $500,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

     Each global note will be deposited with, or on behalf of, DTC or any other specified depositary. The global notes will be issued as fully registered securities and will be registered in the name of DTC or such other depositary (or their nominees). See "Description of Debt Securities -- Global Debt Securities" in the accompanying prospectus.

CLEARSTREAM LUXEMBOURG AND EUROCLEAR SYSTEMS

     Investors may elect to hold interests in book-entry notes through either DTC (in the United States) or Clearstream Banking, societe anonyme("Clearstream Luxembourg") or Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") (in Europe) if they are participants of those systems, or indirectly, through organizations that are participants in those systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream Luxembourg's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on the books of DTC. At the present time, Citibank, N.A. acts as the U.S. depositary for Clearstream Luxembourg and JPMorgan Chase Bank acts as U.S. depositary for Euroclear (in such capacities, the "U.S. Depositaries"). Beneficial interests in the global securities will be held in denominations of $1,000 and integral multiples thereof (or such other authorized denomination in some other specified currency as described in the applicable pricing supplement). Except as set forth below or in the accompanying prospectus, the global security may be transferred, in whole but not in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations ("Clearstream Luxembourg Participants") and facilitates the clearance and settlement of securities transactions between Clearstream Luxembourg Participants through electronic book-entry changes in accounts of Clearstream Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Luxembourg Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include one or more of the agents or one or more of their affiliates. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Clearstream Luxembourg Participant either directly or indirectly.

     Distributions with respect to notes held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Luxembourg Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

     Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., as operator of the Euroclear System (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative established policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include one or more of the agents or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

     Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear system, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of, or relationship with, persons holding through Euroclear Participants.

     Distributions with respect to notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary of Euroclear.

GLOBAL CLEARANCE AND SETTLEMENT PROCEDURES

     Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules. Secondary market trading between Clearstream Luxembourg Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

     Cross-market transfers between persons holding directly or indirectly through DTC on the one hand, and directly or indirectly through Clearstream Luxembourg or Euroclear Participants, on the other, will be effected within DTC in accordance with DTC's rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving notes in DTC, and making or receiving payment in accordance with normal procedures. Clearstream Luxembourg Participants and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositories.

     Because of time-zone differences, credits of notes received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following DTC settlement date. Such credits, or any transactions in the notes settled during such processing, will be reported to the relevant Euroclear Participants or Clearstream Luxembourg Participants on that business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of notes by, or through a Clearstream Luxembourg Participant or a Euroclear Participant to a DTC participant will be received with value on the business day of settlement in DTC but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement at DTC.

     Although DTC, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of securities among participants of DTC, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

             SPECIAL PROVISIONS RELATING TO FOREIGN CURRENCY NOTES

GENERAL

     Unless otherwise specified in the applicable pricing supplement, foreign currency notes will not be sold in, or to residents of, the country issuing the specified currency. The information set forth in this prospectus supplement is directed to prospective purchasers who are United States residents and, with respect to foreign currency notes, is by necessity incomplete. We and each agent disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of principal of, and premium, if any, and interest, if any, on, their foreign currency notes. These purchasers should consult their own financial and legal advisors with regard to these risks. See "Risk Factors--Foreign Currency Notes Are Subject to Exchange Rate and Exchange Control Risks".

     AS INDICATED ABOVE UNDER "RISK FACTORS", AN INVESTMENT IN FOREIGN CURRENCY NOTES INVOLVES SUBSTANTIAL RISKS, AND THE EXTENT AND NATURE OF SUCH RISKS CHANGE CONTINUOUSLY. AS WITH ANY INVESTMENT IN A SECURITY, PROSPECTIVE PURCHASERS SHOULD CONSULT THEIR OWN FINANCIAL AND LEGAL ADVISORS AS TO THE RISKS ENTAILED IN AN INVESTMENT IN FOREIGN CURRENCY NOTES. SUCH NOTES ARE NOT AN APPROPRIATE INVESTMENT FOR PROSPECTIVE PURCHASERS WHO ARE UNSOPHISTICATED WITH RESPECT TO FOREIGN CURRENCY MATTERS.

PAYMENT OF PRINCIPAL, PREMIUM, IF ANY, AND INTEREST, IF ANY

     GENERAL. Unless otherwise specified in the applicable pricing supplement, we are obligated to make payments of principal of, and premium, if any, and interest, if any, on, a foreign currency note in the specified currency. At the present time, there are limited facilities in the United States for the conversion of non-U.S. currencies or currency units into U.S. dollars, and commercial banks generally do not offer non-U.S. dollar checking or savings account facilities in the United States. Accordingly, in the case of book-entry notes whose specified currency is other than U.S. dollars, the exchange rate agent specified in the applicable pricing supplement (the "exchange rate agent") will convert any amounts paid by us in such specified currency into U.S. dollars for payment to the registered holders thereof, unless such holders elect to receive payments in the specified currency as described below. Unless otherwise specified in the applicable pricing supplement, the exchange rate agent for the notes will be Citibank--London.

     For any note whose payments are to be converted from the specified currency into U.S. dollars, the exchange rate agent will determine the U.S. dollar amount the holder thereof will receive in the morning of the day that would be considered the date for "spot" settlement of such specified currency on the applicable payment date in accordance with market convention (generally two New York Business Days (as defined below) prior to the payment date) at the market rate determined by the exchange rate agent to accomplish the conversion on that payment date of the aggregate amount of the specified currency payable on such notes scheduled to receive payments converted into U.S. dollars. The holders of such notes (and, accordingly, the beneficial owners thereof) will bear all currency exchange costs by deductions from these payments. All United States dollar payments of principal, and premium, if any, and/or interest, if any, on foreign currency notes will be made in the same manner specified under "Description of the Notes--Terms of the Notes" for payments with respect to notes denominated in United States dollars. Holders of book-entry notes are subject to the risk of market disruption and the risk that all or any portion of the specified currency payment will not be convertible into U.S. dollars. In these cases, holders of such book-entry notes will receive payments in the specified currency. All determinations referred to above made by the exchange rate agent will be at its sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of foreign currency notes. "New York Business Day" means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

     BOOK-ENTRY NOTES. Unless otherwise specified in the applicable pricing supplement, if the specified currency is other than United States dollars, a beneficial owner of an interest in a global security which elects to receive payments of principal, premium, if any, and/or interest, if any, in the specified currency must notify the DTC participant through which it owns its interest on or prior to the applicable record date or at least 15 calendar days prior to the Maturity, as the case may be, of its election. Registered holders of foreign currency notes held in the name of a broker or nominee should contact their broker or nominee to determine whether and how an election to receive payments in the specified currency may be made. On or prior to the third Business Day after the applicable record date or at least 12 calendar days prior to the Maturity, as the case may be, such DTC participant must notify DTC in writing of (i) its election to receive all, or a specified portion, of such payment in the applicable foreign currency; and (ii) instructions for wire transfer of such payment to a foreign currency account. On or prior to the fifth Business Day after the applicable record date or at least ten calendar days prior to the Maturity, as the case may be, DTC must notify the trustee in writing of such election and instructions and this election will remain in effect until revoked by written notice delivered to the trustee on or prior to a record date or at least 15 calendar days prior to the Maturity, as the case may be. If the trustee receives complete written instructions from DTC within the time frame set forth in the immediately preceding sentence, then we will make or cause to be made the applicable foreign currency payments directly into the specified foreign currency account in accordance with the wire transfer instructions, provided that the specified bank has appropriate facilities to receive such payments. The written notices referred to in this paragraph may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission.

     We understand that Euroclear and Clearstream Luxembourg, unless specifically requested not to do so by a participant prior to the 15th calendar day preceding the applicable payment date, will elect to receive all payments of principal, premium, if any, and/or interest, if any, on book-entry notes held through them in the applicable specified currency.

     NOTES HELD IN CERTIFICATED FORM. Registered holders of foreign currency notes held in certificated form may elect to receive all or a specified portion of any payment of principal, premium, if any, and/or interest, if any, in the specified currency by submitting a written request to the trustee at its corporate trust office in The City of New York on or prior to the applicable record date or at least 15 calendar days prior to the Maturity, as the case may be. This written request may be mailed or hand delivered or sent by cable, telex or other form of facsimile transmission, and this election will remain in effect until revoked by written notice delivered to the trustee on or prior to a record date or at least 15 calendar days prior to the Maturity, as the case may be. We will make or cause to be made payments of interest, if any, on foreign currency notes held in certificated form which are to be made in the specified currency on an interest payment date other than the Maturity by check mailed to the address of the registered holder as it appears in the security register maintained by the trustee, subject to the right to receive these interest payments by wire transfer of immediately available funds under the circumstances described under "Description of the Notes--Terms of the Notes". We will make or cause to be made payments of principal of, and premium, if any, and/or interest, if any, on foreign currency notes held in certificated form which are to be made in the specified currency on the Maturity by wire transfer of immediately available funds to an account with a bank designated at least 15 calendar days prior to the Maturity by the applicable registered holder, provided the particular bank has appropriate facilities to receive these payments and the particular foreign currency note in certificated form is presented and surrendered at the office or agency maintained for this purpose by the trustee in the Borough of Manhattan, The City of New York, in sufficient time for the trustee to make these payments in accordance with its normal procedures.

AVAILABILITY OF SPECIFIED CURRENCY

     If payment in respect of a note is required to be made in a currency other than U.S. dollars, and such currency is unavailable to us due to the imposition of governmental exchange controls or other circumstances beyond our control or is no longer used by the government of the relevant country (unless otherwise replaced by the Euro) or for the settlement of transactions by public institutions of or within the international banking community, then all payments in respect of such note will be made in U.S. dollars until such currency is again available to us or so used. Unless otherwise indicated in the applicable pricing supplement, in the event of such unavailability of the specified currency, we will be entitled to satisfy our obligations to the registered holders of these foreign currency notes by making payments in United States dollars on the basis of the Market Exchange Rate (as defined below), computed by the exchange rate agent, on the second Business Day prior the particular payment or, if the Market Exchange Rate is not then available, on the basis of the most recently available Market Exchange Rate. The "Market Exchange Rate" for a specified currency other than United States dollars means the noon dollar buying rate in The City of New York for cable transfers for the specified currency as certified for customs purposes (or, if not so certified, as otherwise determined) by the Federal Reserve Bank of New York. Any payment in respect of such note so made in U.S. dollars will not constitute an event of default under the indenture.

     All determinations made by the exchange rate agent shall be at its sole discretion and shall, in the absence of manifest error, be conclusive for all purposes and binding on the registered holders of the foreign currency notes.

JUDGMENTS

     Under current New York law, a state court in the State of New York would be required to render a judgment in respect of a foreign currency note in the specified currency; however, the judgment in the specified currency would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment. Accordingly, registered holders of foreign currency notes may be subject to exchange rate fluctuations between the date of entry of a foreign currency judgment and the time when the amount of the foreign currency judgment is paid in United States dollars and converted by the applicable registered holder into the specified currency. It is not certain, however, whether a non-New York state court would follow the same rules and procedures with respect to conversions of foreign currency judgments.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency or other risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the notes should consult their own tax advisors concerning the application of United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

     This section deals only with notes that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning any notes that are due to mature more than 30 years from their date of issue will be discussed in the applicable pricing supplement.

     As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States federal income tax purposes

     - a citizen or resident of the United States;

     - a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (unless, in the case of a partnership, Treasury regulations are adopted that provide otherwise);

     - an estate, the income of which is subject to United States federal income taxation regardless of its source;

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust; or

     - any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons under the Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder prior to such date, that elect to continue to be treated as United States persons under the Code or applicable Treasury regulations thereunder also will be U.S. Holders. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

     PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

     ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount within the meaning of the Code ("Original Issue Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") under the original issue discount provisions of the Code.

     For United States federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

     Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to the Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue

Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between

     - the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and

     - the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

     A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the excess properly allocable to the period. If the purchase price exceeds the adjusted issue price and the sum of amounts payable on the Original Issue Discount Note other than payments of qualified stated interest, the U.S. Holder will also be entitled to deductions for amortizable bond premium as discussed below.

     Under the OID Regulations, floating rate notes and indexed notes ("Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if

     - its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified de minimis amount and

     - it provides for stated interest, paid or compounded at least annually, at current values of

        - one or more qualified floating rates;

        - a single fixed rate and one or more qualified floating rates;

        - a single objective rate; or

        - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

     A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Variable Note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party) such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to qualify as an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate which is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

     If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Variable Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to

     - in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate; or

     - in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

     In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

     Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. Each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

     If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

     Certain of the notes

     - may be redeemable at our option prior to their stated maturity (a "call option"); and/or

     - may be repayable at the option of the holder prior to their stated maturity (a "put option").

     Notes containing such features may be subject to rules that differ from the general rules discussed above. In addition, from time to time we may offer Extendible Maturity Notes or Amortizing Notes, as discussed above under "Description of the Notes--Extendible Maturity Notes" and "--Amortizing Notes". Special tax rules applicable to purchasers of Extendible Maturity Notes and Amortizing Notes will be discussed in the applicable pricing supplement. Investors intending to purchase notes with any such features should consult their own tax advisors, since the original issue discount consequences of owning these notes will depend, in part, on the particular terms and features of the purchased notes.

     U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

     SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

     MARKET DISCOUNT. If a U.S. Holder purchases a note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount," unless the amount of such market discount is less than a specified de minimis amount.

     Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of

     - the amount of such payment or realized gain; or

     - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

     A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

     PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

     DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note had been held at the time of disposition for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

FOREIGN CURRENCY NOTES

     Special tax provisions relating to any foreign currency notes will be set forth in the applicable pricing supplement.

NON-U.S. HOLDERS

     A Non-U.S. Holder who is an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf will not be subject to United States federal income taxes on payments of principal, premium, interest or original issue discount on a note, unless such Non-U.S. Holder is a direct or indirect 10% or greater shareholder of AGFC, a controlled foreign corporation related to AGFC or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent, as defined below, must have received a statement from the individual or corporation that

     - is signed by the beneficial owner of the note under penalties of perjury;

     - certifies that such owner is not a U.S. Holder; and

     - provides the beneficial owner's name and address.

A "Withholding Agent" is the last United States payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (which itself is not a Withholding Agent). Generally, this statement is made on an IRS Form W-8BEN ("W-8BEN"), which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, a W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent within 30 days of any such change and furnish a new W-8BEN.

     A Non-U.S. Holder who is not an individual or corporation (or an entity treated as a corporation for federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

     A foreign noteholder whose income with respect to its investment in a note is effectively connected with the conduct of a U.S. trade or business would generally be taxed as if the holder was a U.S. person, provided the holder provides to the Withholding Agent an IRS Form W-8ECI.

     Certain securities clearing organizations, and other entities who are not beneficial owners, may be able to provide a signed statement to the Withholding Agent. However, in such case, the signed statement may require a copy of the beneficial owner's W-8BEN (or the substitute form).

     Generally, a Non-U.S. Holder will not be subject to federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, unless such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and such gain is derived from sources within the United States. Certain other exceptions may be applicable, and a Non-U.S. Holder should consult its tax advisor in this regard.

     The notes will not be includible in the estate of a Non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of AGFC or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of United States federal income tax may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients.

     Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those Non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a note to (or through) a broker, the broker must report the sale and withhold on the entire purchase price, unless either

     - the broker determines that the seller is a corporation or other exempt recipient; or

     - the seller certifies that such seller is a Non-U.S. Holder (and certain other conditions are met).

     Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States federal income tax provided the required information is furnished to the IRS.

     Prospective investors are strongly urged to consult their own tax advisors with respect to the backup withholding requirements.

                              PLAN OF DISTRIBUTION

     We are offering the notes on a continuing basis for sale to or through the agents. The agents are Banc of America Securities LLC; Banc One Capital Markets, Inc.; Barclays Capital Inc.; BNP Paribas Securities Corp.; Deutsche Bank Securities Inc.; Goldman, Sachs & Co.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Incorporated; Salomon Smith Barney Inc.; and Wachovia Securities, Inc.

     The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or for resale at a fixed public offering price. Any note sold to an agent as principal will be purchased by the agent at a discount to be agreed upon at the time of sale. If agreed to by us and an agent, the agent may utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount of the notes. We will pay to each of the agents through which we sell a note on an agency basis a commission not to exceed .75% of the principal amount of the note. Certain of the above underwriting and agency arrangements may be changed with respect to specific notes. We will describe any such change in the applicable pricing supplement.

     Each agent may sell notes it has purchased from us as principal to certain dealers at a price equal to the agent's purchase price less a concession in the amount of all or any portion of the discount received in connection with that purchase. An agent may allow, and any such dealer may reallow, a discount to certain other dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the reallowance may be changed.

     We have reserved the right to sell the notes through one or more other agents or to other persons as principal. If we do so, we will specify the names of the other agents or principals in the applicable pricing supplement. We also have reserved the right to sell notes directly to investors without the assistance of any agent. We will not pay any commission with respect to any notes we sell directly.

     We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

     Unless otherwise specified in an applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in the specified currency in The City of New York on the date of settlement.

     No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, one or more of the agents may make a market in the notes, but they are not obligated to do so and may discontinue any market-making activity at any time.

     The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have agreed to reimburse the agents for certain expenses. We may make similar arrangements with any other principals or agents to or through which we sell notes.

     From time to time, each of the agents or their respective affiliates have engaged and may engage in transactions with and/or perform services, including investment banking or general financing and banking services, for us and our affiliates in the ordinary course of business. Ellen V. Futter, a director of AIG, is also a director of J.P. Morgan Chase & Co., which is an affiliate of J.P. Morgan Securities Inc.

     From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement would be reduced as a result of such sales.

     In connection with an offering of notes purchased by one or more of the agents as principal on a fixed price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If those agents create a short position in notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then they may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security.

     Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

PROSPECTUS

                                 $5,750,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                                DEBT SECURITIES

                             ---------------------

     We may sell at one or more times up to $5,750,000,000 aggregate principal amount of our debt securities. The debt securities will be our direct unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

     We may sell the debt securities in multiple series with the terms of each series to be determined at the time of sale. We will provide the specific terms of the series of debt securities being offered at any time in one or more supplements to this prospectus. This prospectus may be used to offer and sell debt securities only if accompanied by a prospectus supplement. You should read carefully both this prospectus and any prospectus supplement before you invest.

                             ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 18, 2002.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf process, we may sell debt securities in one or more offerings up to a total amount of $5,750,000,000. This prospectus provides you with a general description of the debt securities. Each time we offer to sell any of the debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the debt securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the registration statement and its exhibits and the additional information described under the headings "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, current and special reports and other information with the SEC. Our SEC filings, including the registration statement, the indenture under which the debt securities are to be issued and other information about us, are available to the public over the Internet at the SEC's web site at http://www.sec.gov. The address of the SEC's web site is provided solely for the information of prospective investors and is not intended to be an active link. You may read and copy any document we file by visiting the SEC's public reference room in Washington, D.C. The SEC's address in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

               INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus some of the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the following documents (other than information contained in the documents that is deemed not to be filed):

      -- our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

      -- our Quarterly Reports on Form 10-Q for the periods ended March 31, 2002 and June 30, 2002;

      --   our Current Reports on Form 8-K dated April 25, 2002 and August 14,
           2002;

      -- any other documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the initial filing of the registration statement that contains this prospectus and before the time that we sell all the debt securities offered by this prospectus; and

      -- the indenture under which the debt securities are to be issued, which is filed as an exhibit to the registration statement that contains this prospectus.

     Some of the information in our later SEC filings will update and supersede information in this prospectus and in our prior SEC filings.

     You may request a copy of any document we incorporate by reference (excluding exhibits, unless specifically incorporated by reference into such documents), at no cost, by writing us at 601 N.W. Second Street, Evansville, Indiana 47708, Attention: Treasury Department. You may also telephone the Treasury Department at (812) 424-8031.
                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are only offering these debt securities in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of those documents. Our business, financial condition and results of operations may have changed since that date.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference may include, and our officers and representatives may from time to time make, statements which may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. These statements may address, among other things, our strategy for growth, product development, regulatory approvals, market position, financial results and reserves. It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements.

     The forward-looking statements we make involve risks and uncertainties, including, but not limited to, the following:

      -- changes in general economic conditions, including the performance of financial markets, interest rates, and the level of personal bankruptcies;

      -- customer responsiveness to both our products and our distribution channels or changes in contractual delinquencies, collateral values or credit losses;

      -- competitive, regulatory, accounting or tax changes that affect the cost of, or demand for, our products or the manner in which we conduct business;

      -- adverse litigation results or resolution of litigation or any governmental inquiries or investigations;

      -- the formation of strategic alliances or business combinations among our competitors or our business partners;

      -- changes in our ability to attract and retain employees or key executives; and

      --   natural events affecting our facilities.

     We also direct you to other risks and uncertainties discussed in other documents we file with the SEC. We are under no obligation (and expressly disclaim any obligation) to update or alter any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

                      AMERICAN GENERAL FINANCE CORPORATION

     We are a financial services holding company with subsidiaries engaged primarily in the consumer finance and credit insurance businesses.

     We were incorporated in Indiana in 1927 as successor to a business started in 1920. All of our common stock is owned by American General Finance, Inc., an Indiana corporation. American General Finance, Inc. is an indirect wholly-owned subsidiary of American International Group, Inc., or AIG, a Delaware corporation. AIG is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad.

     At December 31, 2001, we had 1,362 offices in 43 states, Puerto Rico and the U.S. Virgin Islands and approximately 7,400 employees. Our principal executive offices are located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

                                USE OF PROCEEDS

     Unless the applicable prospectus supplement states otherwise, we will use the net proceeds we receive from the sale of the debt securities:

      --   to repay debt;

      --   to make loans to customers;

      --   to purchase receivables; and/or

      --   for other general corporate purposes.

     We may temporarily invest the net proceeds in short-term marketable securities to earn income until we use the funds for these purposes.

                         SELECTED FINANCIAL INFORMATION

     We have derived the following selected financial information from our consolidated financial statements as of and for each of the five years ended December 31, 2001, which were audited by Ernst & Young LLP, and from our unaudited consolidated financial statements as of and for the six-month period ended June 30, 2002. You should read this information in conjunction with the consolidated financial statements and related notes and other financial information, including "Management's Discussion and Analysis of Financial Condition and Results of Operations", contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information".

                            SIX MONTHS                        YEARS ENDED DECEMBER 31,
                               ENDED       --------------------------------------------------------------
                           JUNE 30, 2002      2001         2000         1999         1998         1997
                           -------------   ----------   ----------   ----------   ----------   ----------
                                                       (DOLLARS IN THOUSANDS)
Revenues:
  Finance charges........    $826,661      $1,668,613   $1,577,551   $1,423,416   $1,323,028   $1,233,387
  Insurance..............      93,550         195,393      196,241      184,529      175,969      188,574
  Other..................      58,124         111,530      129,034      107,924       95,242       89,982
                             --------      ----------   ----------   ----------   ----------   ----------
     Total revenues......     978,335       1,975,536    1,902,826    1,715,869    1,594,239    1,511,943
                             --------      ----------   ----------   ----------   ----------   ----------
Expenses:
  Interest expense.......     273,086         620,487      677,372      563,966      501,533      450,914
  Operating expenses.....     278,621         529,966      525,836      509,541      494,262      466,791
  Provision for finance
     receivable losses...     140,696         284,735      202,461      202,977      207,529      242,453
  Insurance losses and
     loss adjustment
     expenses............      41,793          88,111       88,354       86,634       84,687       93,447
  Other charges..........          --          58,020(a)         --          --           --           --
  Loss on non-strategic
     assets..............          --              --           --           --           --       42,225
                             --------      ----------   ----------   ----------   ----------   ----------
     Total expenses......     734,196       1,581,319    1,494,023    1,363,118    1,288,011    1,295,830
                             --------      ----------   ----------   ----------   ----------   ----------
  Income before provision
     for income taxes....     244,139         394,217      408,803      352,751      306,228      216,113
  Provision for income
     taxes...............      86,899         141,426      148,673      128,098      111,832       79,042
                             --------      ----------   ----------   ----------   ----------   ----------
     Net income..........    $157,240      $  252,791   $  260,130   $  224,653   $  194,396   $  137,071
                             ========      ==========   ==========   ==========   ==========   ==========

---------------

(a) In September 2001, we recorded one-time charges totaling $58.0 million, resulting from AIG's and our joint assessment of the current business environment and post-combination business plans.

     On January 1, 2002, we adopted Statement of Financial Accounting Standards
(SFAS) 142, "Goodwill and Other Intangible Assets". SFAS 142 provides that goodwill and other intangible assets with indefinite lives are no longer to be amortized. These assets are to be reviewed for impairment annually, or more frequently if impairment indicators are present. During the first quarter of 2002, we determined that the required impairment testing related to our goodwill and other intangible assets did not require a write-down of any such assets.

     The impact of goodwill amortization on net income was as follows:

                        SIX MONTHS                          YEARS ENDED DECEMBER 31,
                           ENDED       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Reported net
  income.............   $   157,240    $   252,791   $   260,130   $   224,653   $   194,396   $  137,071
Goodwill
  amortization, net
  of tax.............            --          4,163         4,213         4,558         5,690        5,690
                        -----------    -----------   -----------   -----------   -----------   ----------
Adjusted net
  income.............   $   157,240    $   256,954   $   264,343   $   229,211   $   200,086   $  142,761
                        ===========    ===========   ===========   ===========   ===========   ==========

                                                                  DECEMBER 31,
                                       ------------------------------------------------------------------
                       JUNE 30, 2002      2001          2000          1999          1998          1997
                       -------------   -----------   -----------   -----------   -----------   ----------
                                                     (DOLLARS IN THOUSANDS)
Net finance
  receivables........   $11,770,262    $11,718,580   $11,427,825   $10,757,478   $ 9,472,164   $7,827,036
Total assets.........    13,501,178     13,447,626    13,193,153    12,464,102    11,059,601    9,240,605
Short-term debt......     3,903,179      4,578,637     4,846,445     4,246,520     3,485,648    3,157,671
Long-term debt.......     7,010,102      6,300,171     5,667,567     5,709,755     5,162,012    3,941,486
Total shareholder's
  equity.............     1,552,055      1,545,927     1,786,294     1,701,959     1,623,342    1,374,915

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our historical consolidated ratios of earnings to fixed charges for each of the periods indicated were as follows:

                       YEARS ENDED DECEMBER 31,
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 2002     2001   2000   1999   1998   1997
----------------   ----   ----   ----   ----   ----
   1.87            1.62   1.59   1.61   1.60   1.44

     For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes, plus fixed charges. Fixed charges consist of interest expense on debt and a portion of rent that is considered interest.

                         DESCRIPTION OF DEBT SECURITIES

     The debt securities will be issued under an indenture dated as of May 1, 1999 between us and Citibank, N.A., as Trustee. As used in this prospectus, "debt securities" means the securities that we issue and that the Trustee authenticates under the indenture. Capitalized terms used but not defined under this caption of the prospectus have the meanings given to them in the indenture.

     We have summarized selected terms and provisions of the indenture below. The following summary of the material provisions of the indenture is not complete and is subject to, and is qualified in its entirety by reference to, all provisions of the indenture. In the summary, we have included references to section numbers of the indenture so that you can easily locate the summarized provisions. If you would like more information on any of these provisions, you should read the relevant sections of the indenture. See "Where You Can Find More Information" and "Incorporation of Information We File with the SEC".

     The indenture allows us to issue debt securities in bearer form. Because we do not intend to issue debt securities in bearer form under this prospectus, we have not described the related provisions of the indenture.

TERMS OF DEBT SECURITIES

     The prospectus supplement relating to a series of debt securities being offered will include the specific terms of those debt securities and may include modifications of or additions to the general terms described in this prospectus. The specific terms will include some or all of the following:

      --   the title of the debt securities;

      -- the aggregate principal amount of the debt securities, and whether the principal amount will be determined with reference to an index, formula or other method;

      -- if other than U.S. dollars, the currency in which payment of the principal of and interest on the debt securities will be payable;

      -- the percentage of their principal amount at which the debt securities will be issued and, in the case of Original Issue Discount Securities, the principal amount that will be payable if their maturity is accelerated;

      -- the date or dates on which the principal of the debt securities will be payable, or the manner in which the payment date or dates will be determined;

      -- whether the debt securities will bear interest at a fixed or variable rate and, as applicable:

         -- the interest rate or the manner in which the interest rate is determined,

         --   the date from which interest will accrue,

         --   the record and interest payment dates for the debt securities, and

         --   the first interest payment date;

      -- the places where payments on the debt securities will be made (if other than New York City) and where the debt securities may be surrendered for registration of transfer or exchange;

      -- any provision that would obligate or permit us to repurchase, redeem or repay some or all of the debt securities;

      -- whether the debt securities will be issued in the form of a global debt security and, if so, the identity of the depositary for the global debt security;

      -- any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the debt securities; and

      --   any other material terms of the debt securities.

     The indenture does not limit the amount of debt securities we may issue under it. It permits us to issue debt securities from time to time in one or more series, in an aggregate principal amount authorized by us before each issuance. We may issue multiple series of debt securities with different terms or "reopen" a previous series of debt securities and issue additional debt securities of that series. Section 301 of the indenture.

     Unless the applicable prospectus supplement states otherwise, we will issue debt securities in denominations of $1,000 and multiples of $1,000. We may issue debt securities denominated in foreign currencies, in each case as specified in the applicable prospectus supplement. Section 302 of the indenture.

     Unless the applicable prospectus supplement states otherwise, you may transfer or exchange fully registered securities at the corporate trust office of the Trustee or at any other office maintained for that purpose. There will be no service charge for any transfer or exchange of debt securities, but we may require a payment to cover any tax or other governmental charge related to the transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer. Section 305 of the indenture.

     One or more series of debt securities may provide that if their maturity is accelerated under the indenture, the amount due and payable will be less than their stated principal amount. These are referred to as "Original Issue Discount Securities". Section 101 of the indenture. An Original Issue Discount Security would be issued at a discount from its stated principal amount and would bear interest at a below-market rate or not at all. Under applicable federal income tax laws and regulations, if a debt security is issued at a discount and the amount of discount exceeds a de minimis amount, then regardless of whether the debt security meets the indenture's definition of "Original Issue Discount Security", the holder of the debt security would be required to include amounts in gross income for federal income tax purposes before receiving the related cash. The prospectus supplement relating to any debt securities subject to these laws and regulations will describe the federal income tax consequences and other special considerations that you should consider before purchasing them.

     Unless the applicable prospectus supplement states otherwise, we will pay the principal of and any premium or interest on debt securities issued in certificated form at a designated office of the Trustee in New York City. At our option, we may pay interest by check, wire transfer or any other means permitted under the terms of the debt securities. Unless otherwise stated in the applicable prospectus supplement, we will pay interest by check mailed to the persons in whose names the debt securities are registered on the applicable record dates. Payments on global debt securities will be made to the depositary or its nominee in accordance with the then-existing arrangements between the paying agent(s) for the global debt securities and the depositary. See
"-- Global Debt Securities". Sections 307 and 1002 of the indenture.

RANKING

     The debt securities will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated outstanding indebtedness. All debt securities issued under the indenture will rank equally with each other, including other debt securities previously issued under the indenture.

     The indenture does not limit the amount of indebtedness that we may incur. Unless the applicable prospectus supplement states otherwise, the debt securities will not benefit from any covenant or other provision that would afford holders of the debt securities protection in the event of a highly-leveraged transaction or other transaction that may adversely affect holders of the debt securities, except as described under "-- Limitations on Liens" and "-- Merger and Consolidation".

     Because we are a holding company and conduct our operations through our Subsidiaries, holders of the debt securities will generally have a junior position to claims of creditors of our operating Subsidiaries, except to the extent that our claims as a creditor of our Subsidiaries may be recognized.

LIMITATIONS ON LIENS

     The indenture provides that neither we nor any of our Subsidiaries may create, assume or allow to exist, except in favor of us or one of our Wholly-owned Subsidiaries, any Mortgage on any of our property or their property, unless the debt securities will be secured equally and ratably. This restriction does not apply to, among other things:

      --   any Mortgage existing on May 1, 1999;

      -- any Mortgage on properties or assets, in addition to those otherwise permitted, securing Indebtedness which at the time incurred does not, together with all other Indebtedness so secured and not otherwise permitted, exceed in the aggregate 10% of Consolidated Net Worth;

      -- any Mortgage on properties or assets securing Indebtedness of any Subsidiary, created in the ordinary course of business by the Subsidiary, if, as a matter of practice, the Subsidiary, before becoming a Subsidiary, had incurred Indebtedness on a secured basis;

      -- any Mortgage on our property or the property of any of our Subsidiaries if the principal amount of the Indebtedness securing the Mortgage does not exceed 75% of the cost of the property and if the Mortgage is:

         -- a Mortgage on property acquired or constructed by us or any of our Subsidiaries after May 1, 1999, which Mortgage is:

            -- a purchase money Mortgage created to secure the purchase price of the property (or to secure Indebtedness incurred for the purpose of financing the acquisition or construction of the property), or

            -- a Mortgage existing on the property at the time we acquired it, or

         -- a Mortgage existing on any property of any corporation at the time it becomes a Subsidiary, or

         --   a Mortgage with respect to property acquired after May 1, 1999;

      --   refundings or extensions of any permitted Mortgage; and

      -- any Mortgage created by us or any Subsidiary in connection with a transaction intended by us or the Subsidiary to be one or more sales of properties or assets, provided that the Mortgage only applies to the properties or assets involved in the sale or sales, the income from those properties or assets and/or the proceeds of those properties or assets.

     Section 1007 of the indenture.

     "Mortgage" means any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance. Section 101 of the indenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Unless otherwise indicated in the prospectus supplement relating to a particular series of debt securities, if an Event of Default with respect to any debt securities of any series occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series may declare, by notice as provided in the indenture, the principal amount, or a lesser amount if provided for in the debt securities of that series, of all the debt securities of that series due and payable immediately. However, in the case of an Event of Default involving certain events in bankruptcy, insolvency or reorganization, acceleration will occur automatically. If all Events of Default with respect to debt securities of that series have been cured or waived, and all amounts due otherwise than because of the acceleration have been paid or deposited with the Trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind the acceleration and its consequences. Section 502 of the indenture.

     If the maturity of Original Issue Discount Securities is accelerated, an amount less than the principal amount will be due and payable. We will describe the provisions relating to acceleration of the maturity of Original Issue Discount Securities in the applicable prospectus supplement.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of a series may waive any past default with respect to the debt securities of that series, and any Event of Default arising from a past default, except in the case of:

      -- a default in the payment of the principal of or any premium or interest on any debt security of that series; or

      -- a default in respect of a covenant or provision that may not be amended or modified without the consent of the holder of each outstanding debt security of that series.

     Section 513 of the indenture.

     "Event of Default" means the occurrence and continuance of any of the following events with respect to a series of debt securities:

      -- failure to pay when due any interest on any debt security of that series, continued for 30 days;

      -- failure to pay when due the principal of and any premium on any debt security of that series;

      -- failure to deposit when due any sinking fund payment on any debt security of that series;

      -- failure to perform when required any other covenant that applies to the debt securities of that series and continuance of that failure for 90 days after written notice as provided in the indenture;

      -- acceleration of any of our indebtedness in a principal amount in excess of $25,000,000 if the acceleration is not rescinded or annulled, or the indebtedness is not discharged, within 15 days after written notice as provided in the indenture;

      --   certain events in bankruptcy, insolvency or reorganization; and

      -- any other Event of Default that may be provided with respect to the debt securities of that series.

     Section 501 of the indenture.

     The Trustee is required, within 90 days after the occurrence of any continuing default that it knows of, to notify the holders of the applicable series of debt securities of the default. However, unless the default is a payment default, the Trustee may withhold the default notice if it in good faith decides that withholding the notice is in the holders' interests. In addition, in the case of any default referred to in the fourth event listed in the previous paragraph, the Trustee will not give notice to holders until at least 30 days after the default occurs. Section 602 of the indenture.

     Subject to its duty to act with the required standard of care in the case of a default, the Trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any holders of debt securities unless the holders offer the Trustee reasonable indemnification. Sections 601 and 603 of the indenture. If reasonable indemnification is provided, then, subject to other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power of the Trustee, with respect to the debt securities of that series. Section 512 of the indenture.

     No holder of a debt security of any series may institute any action against us under the indenture, except actions for payment of overdue principal of premium, if any, or interest on that debt security, unless:

      -- the holder has previously given written notice to the Trustee of a continuing Event of Default with respect to that series of debt securities;

      -- the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have previously made a written request of the Trustee to institute that action and offered the Trustee reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with the request;

      -- the Trustee has not instituted the action within 60 days of the notice, request and offer of indemnity; and

      -- the Trustee has not received any inconsistent written request within that 60 day period from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series.

     Sections 507 and 508 of the indenture.

     The indenture requires us to deliver to the Trustee annual statements as to our compliance with all conditions and covenants under the indenture. Section 1005 of the indenture.

MERGER AND CONSOLIDATION

     The indenture generally permits us to consolidate with, merge with or into, or sell or convey all or substantially all of our assets to, any other corporation or entity if:

      -- either (1) we are the survivor of the merger or (2) the entity that survives the merger or is formed by the consolidation or acquires our assets is organized and existing under the laws of the United States or any State and assumes all of our obligations and covenants under the indenture, including payment obligations; and

      -- immediately after the transaction, no Event of Default exists and no event exists which, with the giving of notice or passage of time or both, would be an Event of Default.

     Section 801 of the indenture.

MODIFICATION AND WAIVER

     The indenture may be modified or amended with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment. However, unless each holder to be affected by the proposed change consents, no modification or amendment may:

      -- change the Stated Maturity of the principal of, or any installment of principal of or interest on, any outstanding debt security;

      -- reduce the principal amount of, or the rate or amount of interest on, or any premium payable with respect to, any debt security;

      -- reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon acceleration of the Original Issue Discount Security or that would be provable in bankruptcy;

      -- adversely affect any right of repayment at the option of the holder of any debt security;

      -- change the places or currency of payment of the principal of, or any premium or interest on, any debt security;

      -- impair the right to sue for the enforcement of any payment of principal of, or any premium or interest on, any debt security on or after the date the payment is due;

      -- reduce the percentage in aggregate principal amount of outstanding debt securities of any series necessary to:

         --   modify or amend the indenture with respect to that series,

         -- waive any past default or compliance with certain restrictive provisions, or

         --   constitute a quorum or take action at a meeting; or

      -- otherwise modify the provisions of the indenture concerning modification or amendment or concerning waiver of compliance with certain provisions of, or certain defaults and their consequences under, the indenture, except to:

         -- increase the percentage of outstanding debt securities necessary to modify or amend the indenture or to give the waiver, or

         -- provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected by the modification or waiver.

     Section 902 of the indenture.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may waive our obligation to comply with certain restrictive provisions applicable to the series. Section 1008 of the indenture.

     The indenture may be modified or amended without the consent of any holder of outstanding debt securities for any of the following purposes:

      -- to evidence that another entity is our successor and has assumed our obligations with respect to the debt securities;

      -- to add to our covenants for the benefit of the holders of all or any series of debt securities or to surrender any of our rights or powers under the indenture;

      --   to add any Events of Default to all or any series of debt securities;

      -- to change or eliminate any restrictions on the payment of the principal of or any premium or interest on any debt securities;

      -- to modify the provisions relating to global debt securities, or to permit the issuance of debt securities in uncertificated form, so long as in either case the interests of the holders of debt securities are not adversely affected in any material respect;

      -- to add to, change or eliminate any provision of the indenture in respect of one or more series of debt securities, so long as either
           (1) there is no outstanding debt security of any series entitled to the benefit of the provision or (2) the amendment does not apply to any then outstanding debt security;

      --   to secure the debt securities;

      --   to establish the form or terms of the debt securities of any series;

      -- to provide for the appointment of a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions to facilitate the administration of the trusts under the indenture by more than one Trustee;

      -- to provide for the discharge of the indenture with respect to the debt securities of any series by the deposit in trust of money and/or Government Obligations (see "-- Satisfaction and Discharge");

      -- to change the conditions, limitations and restrictions on the authorized amount, terms or purposes of issuance of the debt securities; or

      -- to cure any ambiguity, defect or inconsistency in the indenture or to make any other provisions with respect to matters or questions arising under the indenture, so long as the action does not adversely affect the interests of the holders of the debt securities of any series in any material respect.

     Section 901 of the indenture.

SATISFACTION AND DISCHARGE

     Unless the prospectus supplement relating to a particular series of debt securities states otherwise, we may enter into a supplemental indenture with the Trustee without the consent of any holder of outstanding debt securities to provide that we will be discharged from our obligations in respect of the debt securities of any series, except for obligations:

      --   to register the transfer or exchange of debt securities;

      --   to replace stolen, lost or mutilated debt securities;

      --   to maintain paying agencies; and

      --   to hold moneys for payment in trust.

The discharge would be effective on the 91st day after we deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. The supplemental indenture may only be executed if certain conditions have been satisfied, including that we have received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in the applicable federal income tax law, in either case, to the effect that the discharge will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. In addition, the provisions of the supplemental indenture will not apply to any series of debt securities then listed on the New York Stock Exchange if the provisions would cause the outstanding debt securities of the series to be delisted. Section 901 of the indenture.

     In addition to the above provisions, we will be released from any further obligations under the indenture with respect to a series of debt securities, except for obligations to register the transfer or exchange of debt securities and certain obligations to the Trustee, when certain conditions are satisfied including that:

      -- all debt securities of the series either have been delivered to the Trustee for cancellation or are due, or are to be called for redemption, within one year; and

      -- with respect to all debt securities of the series not previously delivered to the Trustee for cancellation, we have deposited in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, and any premium and interest on, those debt securities on the dates the payments are due.

     Section 401 of the indenture.

DEFEASANCE OF CERTAIN COVENANTS

     Unless otherwise provided in the prospectus supplement relating to a series of debt securities, we will have the option to cease to comply with the covenants described under "-- Limitations on Liens" above and any additional covenants not included in the original indenture that may be applicable to the series. To exercise this option, we will be required to deposit in trust with the Trustee money and/or Government Obligations sufficient to pay the principal of, any premium and interest on, and any mandatory sinking fund payments in respect of, the debt securities of the applicable series on the dates the payments are due. We will also be required to deliver to the Trustee an opinion of counsel that the deposit and related covenant defeasance will not cause the holders of the debt securities of the series to recognize income, gain or loss for federal income tax purposes. We will not be permitted to exercise this option with respect to any series of debt securities listed on the New York Stock Exchange if the defeasance would cause the outstanding debt securities of the series to be delisted. Section 1009 of the indenture.

GLOBAL DEBT SECURITIES

     The debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depositary. Unless otherwise provided in the prospectus supplement relating to a series of debt securities, the depositary for each series of debt securities represented by one or more global debt securities will be The Depository Trust Company, New York, New York ("DTC"). We have been informed by DTC that its nominee will be Cede & Co. or such other nominee as an authorized DTC representative may request. Accordingly, we expect Cede & Co. to be the initial registered holder of all debt securities that are represented by one or more global debt securities.

     So long as DTC or a nominee of DTC is the registered owner of a global debt security, DTC or the nominee, as the case may be, will be considered the sole owner and holder of the debt securities represented by the global debt security for all purposes under the indenture. Section 308 of the indenture.

Except as set forth in this prospectus or in the prospectus supplement relating to that series of debt securities, no person that acquires a beneficial interest in a global debt security will be entitled to receive physical delivery of a certificate representing those debt securities or will be considered the owner or holder of the debt securities under the indenture.

     DTC has informed us that it is:

      --   a limited purpose trust company organized under the New York Banking
           Law;

      --   a "banking organization" within the meaning of the New York Banking
           Law;

      --   a member of the Federal Reserve System;

      -- a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

      -- a "clearing agency" registered under the provisions of Section 17A of the Securities Exchange Act.

     DTC has also informed us that it:

      --   holds securities that its "participants" deposit with it; and

      -- facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for the physical movement of securities certificates.

     Firms that maintain accounts with DTC are referred to as "participants" of DTC. They include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Firms that are not participants themselves but that clear transactions through, or maintain a custodial relationship with, a participant, either directly or indirectly, are referred to as "indirect participants" of DTC. The rules applicable to DTC and its participants are on file with the SEC. DTC is owned by a number of its participants and by the New York Stock Exchange, the American Stock Exchange and the NASD.

     We will pay principal, premium, if any, and interest, if any, on debt securities represented by a global debt security to DTC or its nominee as the registered owner of the global debt security. DTC has advised us that its practice is to credit participants' accounts, upon DTC's receipt of funds and corresponding detail information, on the payable date in accordance with the participants' respective holdings shown on DTC's records. Payments by participants to beneficial owners of the debt securities will be governed by standing instructions and customary practices, as is the case with securities registered in "street name". We are responsible for payments to DTC or its nominee. DTC is responsible for disbursement of such payments to participants, and the participants and indirect participants are responsible for disbursement of payments to the beneficial owners. Neither we, the Trustee, any paying agent nor the security registrar for the debt securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. Section 308 of the indenture.

     Persons that are not participants or indirect participants may buy, sell or otherwise transfer ownership of or interests in debt securities represented by a global debt security only through participants or indirect participants. Participants will receive credit for the debt securities on DTC's records and indirect participants will receive credit for the debt securities on participants' records. In turn, the ownership interest of each beneficial owner will be recorded on the records of the participant or indirect participant through which the beneficial owner purchased its interest. Beneficial owners will not receive written confirmations from DTC of their purchases, but should receive written confirmations from the participants or indirect participants through which they purchased their interests. Transfers of ownership interests in debt securities represented by a global debt security are accomplished by entries made on the books of the participants or indirect participants acting on behalf of the beneficial owners.

     The deposit of a global debt security with DTC and its registration in the name of Cede & Co., or such other nominee as an authorized DTC representative may request, do not change or affect beneficial ownership of the debt securities. DTC has no knowledge of the actual beneficial owners of the debt securities represented by a global debt security. DTC's records reflect only the identities of the participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The participants and indirect participants are responsible for keeping records of their holdings on behalf of their customers. We, the security registrar, any paying agent, the Trustee and the depositary will not recognize the beneficial owners as registered holders of the debt securities represented by a global debt security.

     Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants or indirect participants. Conveyance of notices and other communications by DTC to its participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners, will be governed by arrangements among them, subject to applicable statutes and regulations in effect from time to time.

     Because DTC can act only on behalf of participants, the ability of a beneficial owner of debt securities represented by a global debt security to pledge its beneficial ownership interest to persons or entities that do not participate in the DTC system may be limited. The laws of some states may require that certain purchasers of securities take physical delivery of the certificates for the debt securities they purchase. These laws may reduce the liquidity of beneficial interests in a global debt security.

     We will issue individual certificated debt securities in exchange for the global debt security of a series only if:

      -- DTC is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days;

      -- subject to any limitations described in the applicable prospectus supplement, we decide that the debt securities no longer will be represented by a global debt security and we deliver to the Trustee an order declaring that the global debt security will be exchangeable for certificated debt securities; or

      -- an Event of Default occurs and continues with respect to that series of debt securities.

     Section 305 of the indenture.

     If any of these events occurs, we will issue the individual certificated debt securities to the participants specified by DTC or its nominee, or to the beneficial owners specified by those participants, according to standing instructions and customary practices for securities registered in "street name". Except as described above, a global debt security may not be transferred except as a whole by or among DTC, a nominee of DTC and/or a successor depositary appointed by us.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in global debt securities among participants, it is under no obligation to perform or continue to perform these procedures, which may be discontinued at any time. Neither we, the Trustee, the security registrar nor any paying agent will have any responsibility or liability for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. Section 308 of the indenture.

     We obtained the information in this section concerning DTC and DTC's book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

THE TRUSTEE UNDER THE INDENTURE

     We and certain of our affiliates maintain banking and borrowing relations with Citibank, N.A.

     The indenture provides that we may appoint an alternative Trustee with respect to any particular series of debt securities. Any such appointment will be described in the prospectus supplement relating to that series of debt securities.

     Unless we are in default, the Trustee is required to perform only those duties specifically set out in the indenture. After a default, the Trustee is required to exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities, unless the holder offers the Trustee reasonable indemnity against the costs, expenses and liabilities that might be incurred in connection with the Trustee's exercise of these rights or powers. The Trustee is not required to spend or risk its own funds or otherwise incur financial liability in performing its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The indenture contains other provisions limiting the responsibilities and liabilities of the Trustee. Sections 601 and 603 of the indenture.

                              PLAN OF DISTRIBUTION

METHODS OF DISTRIBUTION

     We may sell the debt securities:

      --   to or through one or more underwriters or dealers;

      --   directly to other purchasers; and/or

      --   through one or more agents.

     The distribution of the debt securities may occur from time to time in one or more transactions at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     The prospectus supplement relating to a series of debt securities will state:

      -- the name(s) of any underwriter(s) or agent(s) involved in the offer and sale (only the underwriter(s) or agent(s) as are named in the applicable prospectus supplement are underwriter(s) or agent(s) in connection with the debt securities being offered);

      -- the terms and manner of sale of the debt securities, including the purchase price, the proceeds to us, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

      --   the place and time of delivery of the debt securities; and

      --   any securities exchange on which the debt securities may be listed.

COMPENSATION AND INDEMNIFICATION OF UNDERWRITERS

     In connection with the sale of debt securities, underwriters may receive compensation from us or from purchasers of debt securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell debt securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Underwriters, dealers and agents that participate in the distribution of debt securities may be considered to be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of debt securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any compensation that we pay to underwriters, dealers or agents in connection with an offering of debt securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be described in the prospectus supplement relating to the debt securities.

     We may agree to indemnify the underwriters and agents which participate in the distribution of the debt securities against certain liabilities, including liabilities under the Securities Act. We also may agree to contribute to the payment of those liabilities and to reimburse them for certain expenses.

     Underwriters, dealers or agents participating in the offer or sale of the debt securities, and their associates, may be customers of ours, or may engage in transactions with or perform services for us or one or more of our affiliates, in the ordinary course of business.

DELAYED DELIVERY ARRANGEMENTS

     If stated in a prospectus supplement, we will authorize underwriters, dealers or other persons acting as our agents to solicit offers by certain institutions to purchase debt securities from us under contracts providing for payment and delivery on a future date. These contracts, which in all cases must be approved by us, may be made with:

      --   commercial and savings banks;

      --   insurance companies;

      --   pension funds;

      --   investment companies;

      --   educational and charitable institutions; and

      --   other institutions.

The institution's obligations under the contract will be subject to the condition that the purchase of the debt securities at the time of delivery is not prohibited under the laws of the jurisdiction to which the institution is subject. The underwriters and the other agents will not have any responsibility for the validity or performance of the contracts.

                                 LEGAL OPINIONS

     Unless otherwise stated in a prospectus supplement, Timothy M. Hayes, our General Counsel, will pass upon the legality of each issue of the debt securities for us and Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the debt securities for any underwriters, dealers or agents of a particular issue of debt securities. Sidley Austin Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Mr. Hayes. Mr. Hayes owns shares of common stock of AIG and has options to purchase additional shares of such stock.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report included therein, which, together with the rest of our Annual Report on Form 10-K for the year ended December 31, 2001, is incorporated by reference in this prospectus and elsewhere in this registration statement. See "Incorporation of Information We File with the SEC". Our consolidated financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

     In our Current Report on Form 8-K dated April 25, 2002, we disclosed that we have engaged PricewaterhouseCoopers LLP as our new independent accountants. Our audited consolidated financial statements that we include in our future SEC filings under the Securities Exchange Act of 1934 will be (to the extent covered by consents of PricewaterhouseCoopers LLP filed with the SEC) incorporated into this prospectus in reliance upon the audit reports of PricewaterhouseCoopers LLP pertaining to those statements given upon the authority of that firm as experts in accounting and auditing.

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                                 $5,750,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                               MEDIUM-TERM NOTES,
                                    SERIES H

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                          ---------------------------
                             PROSPECTUS SUPPLEMENT
                          ---------------------------

BANC OF AMERICA SECURITIES LLC
       BANC ONE CAPITAL MARKETS, INC.
              BARCLAYS CAPITAL
                     BNP PARIBAS
                            DEUTSCHE BANK SECURITIES
                                  GOLDMAN, SACHS & CO.
                                        JPMORGAN
                                              MORGAN STANLEY
                                                  SALOMON SMITH BARNEY
                                                       WACHOVIA SECURITIES

                               NOVEMBER 14, 2002

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